EXHIBIT 10.46

July 22, 2010

David Kenny

[Address]

Dear David

On behalf of Akamai Technologies, Inc. and its subsidiaries (“Company”), I am pleased to confirm our offer of full-time employment with the Company for the position of President, reporting to me, with a start date of September 7, 2010. The details of our offer are as follows:

CASH COMPENSATION

•	Base salary of $21,154.00 paid on a bi-weekly basis. This is equivalent to an annualized based salary of $550,000.00.

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You are eligible to participate in the Company Executive Bonus Program in accordance with the written terms of that program. This program provides the potential for a bonus up to 125% of your annual base salary earnings, based on company financial achievement and your individual performance.

If bonuses are paid to executives for 2010 under the Company Executive Bonus Program, you will receive a pro-rata bonus payment at the 100% attainment level. This would result in an approximate bonus of $222,115 (e.g., $550,000 x 1.25 = $687,500 ÷ 260 workdays in calendar year = $2,644.23 x 84 remaining workdays). We would not increase your 2010 bonus in the event that Akamai exceeds our 2010 financial targets.

EQUITY

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You will receive a new hire equity grant with equity value of $6 million, comprised of $4 million of equity value in stock options to purchase shares of the Common Stock of the Company, and -$2 million of equity value in Restricted Stock Units, subject to approval by the Akamai Board of Directors or a committee thereof and execution of separate agreements with terms governing such awards.

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Stock Options. The number of stock options will be determined on the effective date of issuance (the “Grant Date”), using the Black Sholes methodology. The Grant Date is expected to be September 7, 2010. If approved, your stock options at Akamai will vest over four years. The first 25% of the options will vest on the first anniversary of your Grant Date. An additional 6.25% of the original number of options will vest at the end of each successive full three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date.

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Restricted Stock Units (RSU). The number of RSUs will be determined on the Grant Date, based on Akamai’s closing price on such date. The Grant Date is expected to be September 7, 2010. If approved, your restricted stock units will vest over four years. The first 25% of the restricted stock units will vest on the first anniversary of your Grant Date. An additional 6.25% of the original number of restricted stock units will vest at the end of each successive full three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date.

2011 EQUITY COMPENSATION PLAN

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Additionally, you will be eligible to participate in the 2011 executive equity compensation plan. This plan requires approval from the Compensation Committee of the Board of Directors which is expected to occur in January.

BENEFITS

•	You are eligible to participate in the Employee Stock Purchase Program beginning December 1, 2010.

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You are eligible to elect health, dental, life, and short/long term disability insurance coverage and other benefits that are and may become available generally to employees of the Company. Information about these programs can be found in the Benefits Guide contained in the information package.

•	You are eligible to contribute to the Company 401(k) Plan immediately upon hire. You are also elgible for the Company match, which vests 25% each year based on your employment date anniversary.

SEVERANCE/CHANGE IN CONTROL

The Company and you will enter into a Change of Control and Severance Agreement (a copy of which is included in this letter) that will specify the benefits available to you in the event of:

•	Involuntary termination for other than cause

•	Termination of your employment following a change in control of Akamai

If you are involuntarily terminated for any reason other than Cause (as defined in the severance agreement), you shall be entitled to lump sum cash payments equal to: one year of your then-current base salary; an amount equal to your then-applicable annual incentive bonus at target; and an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination.

If you are employed as of the date of Change of Control of the Company (as defined in the severance agreement) and within twelve (12) months following such Change of Control your employment is terminated by the surviving entity for any reason other than Cause (as defined in the severance agreement) including your voluntary resignation for Good Reason (as defined in the severance agreement), you shall be entitled to:

•	a lump sum cash payment equal to 24 months of your then-current base salary,

•	a lump sum cash payment equal to two times your then-applicable annual incentive bonus at target,

•	an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination

•	100% vesting acceleration of your stock options and base RSU’s

Our offer is contingent upon the following:

(1)	Completion of an employment application;

(2)	Your consent to and the successful completion of a background investigation conducted by HireRight pursuant to the Company’s standard procedures;

(3)	Execution of a Non-Competition, Non-Solicitation, Proprietary and Confidential Information and Developments Agreement/ Non-Solicitation, Proprietary and Confidential Information and Developments Agreement and the Akamai Code of Business Conduct and Ethics Certification, both of which are enclosed with this letter;

(4)	Securing appropriate work authorization, if necessary; and

(5)	Submission of an I-9 Employment Eligibility Verification Form acceptable to the Company on your date of employment.

You must be prepared to offer proof of your employability in the United States in accordance with the requirements listed on the I-9 Form on your first day of employment. Please be advised that Akamai participates in the Department of Homeland Security’s E-Verify program, which allows the Company to electronically verify the employment eligibility of newly hired employees by confirming their social security numbers and other I-9 information through the E-Verify database. Successful verification through E-Verify is a condition of your employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this agreement or carrying out your responsibilities for the Company as contemplated hereby, or which is in any way inconsistent with any of the terms hereof. You further represent that you will not breach the terms of any other agreement to keep in confidence proprietary information, knowledge or data you may have acquired in confidence or in trust prior to beginning your employment with the Company.

The Company is an at will employer which means that either you or the Company may terminate the employment relationship at any time with or without notice and with or without reason. This letter is not to be construed as an agreement, either expressed or implied, to employ you for any stated term. No employee or other representative of Company, other than the CEO, has any authority to enter into any agreement to the contrary.

Please accept our offer of employment by signing the enclosed copy of this letter and agreements and returning all documents to Debra Canner, SVP of Human Resources, Akamai Technologies, 8 Cambridge Center, 7th floor, Cambridge, MA, 02142.

Sincerely,

AKAMAI TECHNOLOGIES, INC.

/s/ Paul Sagan

Paul Sagan

President and CEO

I hereby accept employment with Akamai Technologies, Inc.

/s/ David Kenny	7/22/2010
David Kenny	Date